Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 19, 2021, with respect to the financial statements of Singular Genomics Systems, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-255912) and related Prospectus of Singular Genomics Systems, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

May 26, 2021